 As filed with the Securities and Exchange Commission on August 30, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED DIGITAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	95-4863690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3811 Turtle Creek Boulevard, Suite 2100 Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

Applied Blockchain, Inc.
2022 Incentive Plan
(Full title of the plan)

Wesley Cummins
Chief Executive Officer
Applied Digital Corporation
3811 Turtle Creek Boulevard, Suite 2100
Dallas, Texas 75219
(Name and address of agent for service)

Tel: 214-427-1704
(Telephone number, including area code, of agent for service)

With a copy to:

Steven E. Siesser, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Tel: (212) 204-8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
 This Registration Statement on Form S-8 is filed by Applied Digital Corporation (the “Registrant”) for the purpose of registering additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), under the Applied Blockchain, Inc. 2022 Incentive Plan (the “2022 Plan”). The number of shares of Common Stock available for grant and issuance under the 2022 Plan is subject to an automatic annual increase on January 1 of each year beginning on January 1, 2023, for a period of not more than nine (9) years, ending on (and including) January 1, 2031, by an amount equal to 3% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year (the “Evergreen Provision”). On January 1, 2023, the number of shares of Common Stock available for grant and issuance under the 2022 Plan increased by 2,834,229 shares, to an aggregate of 97,308,545 shares and on January 1, 2024, the number of shares of Common Stock available for grant and issuance under the 2022 Plan increased by 3,660,253 shares, to an aggregate of 122,044,737 shares. The Registrant previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on September 21, 2022 (Registration No. 333-265698) that registered 15,166,666 shares of Common Stock issuable under the 2022 Plan (the “Original Registration Statement”). This Registration Statement registers the (i) 2,834,229 additional shares of Common Stock available for grant and issuance as of January 1, 2023, which were not covered by the Original Registration Statement, (ii) 3,660,253 additional shares of Common Stock available for grant and issuance as of January 1, 2024 which were not covered by the Original Registration Statement, and (iii) 864,756 additional shares of Common Stock available for grant and issuance as a result of the forfeiture of awards under the 2022 Plan.
Pursuant to General Instruction E of Form S-8, the contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.
PART I
Information Required in the Section 10(a) Prospectus
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2022 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the Commission on August 30, 2024;
(b)The Registrant’s Current Reports on Form 8-K filed with the Commission on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, and August 30, 2024, and our Current Reports on Form 8-K/A filed with the Commission on June 6, 2024 and June 10, 2024 (in each case, other than any portions thereof deemed furnished and not filed); and

(c)The description of our Common Stock in our Registration Statement on Form 8-A, filed with the Commission on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the Commission on August 30, 2024.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Articles of Incorporation, as amended from time to time. (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).

4.2
Certificate of Amendment to the Certificate of Designations for the Series E Redeemable Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).

4.3	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2024).
4.4
Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on August 30, 2024).

4.5	2022 Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm (Marcum LLP).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table.

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the day of August 30, 2024.

APPLIED DIGITAL CORPORATION

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Applied Digital Corporation, a Nevada corporation (the “Company”), and the undersigned Directors and Officers of the Company hereby constitute and appoint Wes Cummins and David Rench as the Company’s or such Director’s or Officer’s true and lawful attorneys-in-fact and agents, for the Company or such Director or Officer and in the Company’s or such Director’s or Officer’s name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the Company or such Director or Officer might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wes Cummins	Chief Executive Officer and Chairman	August 30, 2024
Wes Cummins	(Principal Executive Officer)

/s/ David Rench	Chief Financial Officer	August 30, 2024
David Rench	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chuck Hastings	Director	August 30, 2024
Chuck Hastings

/s/ Douglas Miller	Director	August 30, 2024
Douglas Miller

/s/ Richard Nottenburg	Director	August 30, 2024
Richard Nottenburg

/s/ Rachel Lee	Director	August 30, 2024
Rachel Lee

/s/ Kate Reed	Director	August 30, 2024
Kate Reed

/s/ Ella Benson	Director	August 30, 2024
Ella Benson